EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NETWORK ENGINES, INC.,

NAUTILUS ACQUISITION CORP.,

ALLIANCE SYSTEMS, INC.

AND

JONATHAN SHAPIRO, AS SHAREHOLDER REPRESENTATIVE

OCTOBER 9, 2007

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2.28	Brokers’ Fees	29
2.29	Books and Records	29
2.30	Controls and Procedures	29
2.31	Disclosure	30
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	30
3.1	Organization, Qualification and Corporate Power	30
3.2	Capitalization	30
3.3	Authorization of Transaction	31
3.4	Noncontravention	31
3.5	Reports and Financial Statements	31
3.6	Litigation	32
3.7	Interim Operations of the Transitory Subsidiary	32
3.8	Disclosure	32
ARTICLE IV	COVENANTS	32
4.1	Closing Efforts	32
4.2	Governmental and Third-Party Notices and Consents	32
4.3	Shareholder Approval	32
4.4	Operation of Business	33
4.5	Access to Information	35
4.6	Notice of Breaches	35
4.7	Exclusivity	36
4.8	Expenses	36
4.9	FIRPTA Tax Certificates	37
4.10	Listing of Merger Shares	37
4.11	Indemnification of Officers and Directors	37
ARTICLE V	CONDITIONS TO CONSUMMATION OF THE MERGER	37
5.1	Conditions to Each Party’s Obligations	37
5.2	Conditions to Obligations of the Buyer and the Transitory Subsidiary	37
5.3	Conditions to Obligations of the Company	38
ARTICLE VI	INDEMNIFICATION	39
6.1	Indemnification by the Indemnifying Shareholders	39
6.2	Indemnification by the Buyer	40
6.3	Indemnification Claims	40
6.4	Survival of Representations and Warranties	44
6.5	Limitations	44
ARTICLE VII	REGISTRATION RIGHTS	46
7.1	Incidental Registration	46
7.2	Limitations on Registration Rights	47
7.3	Registration Procedures	47
7.4	Requirements of Company Shareholders	48
7.5	Indemnification	48
7.6	Assignment of Rights	49
ARTICLE VIII	TERMINATION	49
8.1	Termination of Agreement	49
8.2	Effect of Termination	50

ii

ARTICLE IX	DEFINITIONS	51
ARTICLE X	MISCELLANEOUS	63
10.1	Press Releases and Announcements	63
10.2	No Third Party Beneficiaries; Waiver of Conflicts Regarding Representation	63
10.3	Entire Agreement	63
10.4	Succession and Assignment	64
10.5	Counterparts and Facsimile Signature	64
10.6	Headings	64
10.7	Notices	64
10.8	Governing Law	65
10.9	Amendments and Waivers	65
10.10	Severability	65
10.11	Submission to Jurisdiction	65
10.12	Construction	66

Schedule A -	Company Shareholders
Exhibit A -	Escrow Agreement
Exhibit B -	Letter of Transmittal

iii

AGREEMENT AND PLAN OF MERGER

This Agreement entered into as of October 9, 2007 by and among Network Engines, Inc., a Delaware corporation (the “Buyer”), Nautilus Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), Alliance Systems, Inc., a Texas corporation (the “Company”) and Jonathan Shapiro (the “Shareholder Representative”).

WHEREAS, the acquisition of the Company shall be effected through a merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Texas Business Organizations Code, the result of which the Company shall become a wholly-owned subsidiary of the Buyer. In such merger, the shareholders of the Company will receive cash and Buyer Common Stock in exchange for their capital stock of the Company;

WHEREAS, prior to the Closing, Buyer, the Shareholder Representative and the Escrow Agent will enter into an Escrow Agreement, pursuant to which $4.775 million shall be paid into the Escrow Fund, to be distributed in accordance with the terms hereof and the Escrow Agreement;

WHEREAS, the Parties intend that, immediately following the execution of this Agreement, the Company will solicit consents from the holders of Common Shares for the adoption of this Agreement and the approval of the consummation of the transactions contemplated hereby, and promptly but not later than 10:00 p.m. EDT on the date hereof, holders of Common Shares representing at least 97% of the voting power of the outstanding shares of common stock of the Company, voting together as a single class, will have adopted this Agreement and approved the consummation of the transactions contemplated hereby; and

WHEREAS, capitalized terms used in this Agreement, unless otherwise specified herein, have the meanings specified in Article IX hereto.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
THE MERGER

1.1           The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 10.008 of the Texas Business Organizations Code.

1.2           The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, commencing at 9:00 a.m. local time on the Closing Date.

1.3           Actions at the Closing. At the Closing:

(a)           the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b)           the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c)           the Surviving Corporation and the Transitory Subsidiary shall file with the Secretary of State of the State of Texas the Articles of Merger;

(d)           the Buyer shall pay (by wire) to each Company Shareholder listed on Schedule A the Per Share Cash Consideration into which his, her or its Company Shares are converted pursuant to Section 1.5, less any amount to be paid in accordance with Section 1.10, so long as the Buyer shall have received from each such Company Shareholder at or prior to the Closing (A) the certificate(s) representing his, her or its Company Shares and (B) an executed Letter of Transmittal in the form attached hereto as Exhibit B;

(e)           the Buyer or the Surviving Corporation shall pay (by wire) to the Company or, at the Company’s option, to the Company’s payroll processing service, the Option Consideration pursuant to which the Options are converted pursuant to Section 1.9(a);

(f)            the Buyer or the Surviving Corporation shall pay (by wire) to the Company or, at the Company’s option, to the Company’s payroll processing service, the Phantom Stock Consideration pursuant to which the Phantom Stock Awards are converted pursuant to Section 1.9(c);

(g)           the Buyer shall deliver to each Company Shareholder the Per Share Stock Consideration in accordance with Section 1.5;

(h)           the Buyer, the Shareholder Representative and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer or the Transitory Subsidiary shall deposit in cash $4.775 million in accordance with Section 1.10; and

(i)            the Buyer shall pay or cause to be paid:

(i)            $800,000, plus interest, of debt obligations owed by the Company to Jonathan Shapiro pursuant to that certain Trademark Purchase and Assignment Agreement between the Company and JSH Holdings, LTD, dated January 3, 2007; and

(ii)           the outstanding balance of revolving debt owed by the Company to J.P. Morgan Chase Bank, N.A.

All amounts to be paid by the Buyer to the Company or any person or entity entitled to be paid under this Section 1.3(i) shall be paid by check or by wire transfer of immediately available funds to an account designated in writing by the Company or such other person or entity, as the case may be.

1.4           Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

1.5           Merger Consideration.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of any Party or holder of Common Shares, each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Common Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10):

(i)            the Per Share Cash Consideration, payable by check or wire of immediately available funds to the account(s) of the Company Shareholders, less the applicable pro rata portion of the cash deposited by the Buyer in escrow pursuant to Section 1.10(a); and

(ii)           the Per Share Stock Consideration.

The Buyer shall deliver, or cause to be delivered, the Per Share Cash Consideration and the Per Share Stock Consideration to each Company Shareholder within five business days of (A) surrender of certificate(s) representing his, her or its Company Shares and (B) an executed Letter of Transmittal in the form attached hereto as Exhibit B; provided that the Company Shareholders identified on Schedule A shall receive the Per Share Cash Consideration by wire transfer at Closing pursuant to the terms of Section 1.3(d). The Company will pay the Option Consideration and the Phantom Stock Consideration (less any applicable federal and state withholding laws) pursuant to its existing payroll structure. The Stock Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time.

(b)           Each Company Share held in the Company’s treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

(c)           Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

(d)           The Merger Consideration shall be subject to adjustment after the Closing Date as follows:

(i)            Not later than 30 days after the Closing Date, the Shareholder Representative shall deliver a consolidated balance sheet of the Company and the Subsidiaries as of the Closing Date (as may be corrected pursuant to Section 1.5(d)(iii) hereof, the “Closing Balance Sheet”) to the Buyer and to the Escrow Agent as compared to the estimated balance sheet of the Company set forth in the certificate prepared by the Chief Financial Officer of the Company as of the Closing Date and delivered pursuant to Section 5.2(m) hereof. The

Shareholder Representative shall have full access to the books, records, properties and personnel of the Company and its Subsidiaries for purposes of examining such books and records and preparing the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP consistently with the Company’s past practice (to the extent that such past practice was in accordance with GAAP), without any adjustments applicable solely as a result of the payment of the Merger Consideration by the Buyer on the Closing Date. The Closing Balance Sheet shall be accompanied by a statement prepared by the Shareholder Representative setting forth the basis for the determination of the items and values reflected on the Closing Balance Sheet;

(ii)           The Buyer and one firm of independent certified accountants acting on behalf of the Buyer shall have the right to review the work papers of the Shareholder Representative utilized in preparing the Closing Balance Sheet for purposes of verifying the accuracy and fairness of the presentation of the Closing Balance Sheet. The Buyer shall work in good faith and cooperate with the Shareholder Representative in the resolution of any dispute in connection therewith pursuant to paragraph (d)(iii) below;

(iii)          The values or amounts for each item reflected on the Closing Balance Sheet shall be binding upon the Buyer, unless the Buyer gives written notice within 40 days after receipt of the Closing Balance Sheet of disagreement with any of the values or amounts shown on the Closing Balance Sheet, specifying as to each such item, in reasonable detail, the nature and extent of such disagreement (the “Dispute Notice”). If the Buyer and the Shareholder Representative are unable to resolve any such disagreement within 30 days after the date of the Dispute Notice, the disagreement shall be submitted to arbitration in accordance with the provisions of Section 6.3(e) hereof. If as a result of the resolution of any disputes by agreement pursuant to this Section 1.5(d) or by arbitration pursuant to Subsection 6.3(e), any amount shown in the Closing Balance Sheet is determined to be erroneous, such erroneous amount shall be deleted from the Closing Balance Sheet and the correct amount shall be inserted in lieu thereof. The Closing Balance Sheet, as so corrected, shall constitute the Closing Balance Sheet for purposes of this Agreement;

(iv)          The Buyer shall pay the reasonable fees and disbursements of such auditors as the Shareholder Representative may incur in responding to a Dispute Notice; and

(v)           Immediately upon the expiration of the 40-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.5(d)(v), the Merger Consideration shall be adjusted as follows (as so adjusted, the “Adjusted Merger Consideration”):

If the Net Working Capital of the Company (as such term is defined below) on the Closing Date, as reflected on the Closing Balance Sheet, is less than $16.5 million, the deficiency shall be paid in accordance with Section 1.5(e) to obtain the Adjusted Merger Consideration.

The term “Net Working Capital of the Company” is defined as (i) the sum of accounts receivable, inventory, prepaid expenses, deferred tax assets and security deposits less (ii) the sum of accounts payable, other accrued liabilities, deferred revenue, income taxes payable, and all transaction expenses and special bonuses payable to employees of the Company at Closing, all as shown on the Closing Balance Sheet.

(e)           The difference between the Adjusted Merger Consideration and the Merger Consideration shall be paid to the Buyer immediately upon the expiration of the 40-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon final resolution, in accordance with Section 6.3(e) hereof, of any dispute in connection with the determination of the Adjusted Merger Consideration. If an amount is payable to the Buyer pursuant to this Section 1.5(e), such amount shall, to the extent of available funds, be paid to the Buyer by the Escrow Agent from the Escrow Fund and, to the extent that funds in the Escrow Fund are insufficient, be paid to the Buyer directly by the Company Shareholders, jointly and severally, in cash, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by the Buyer.

1.6           Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such Company Shares pursuant to, and who complies in all respects with, the provisions of Subchapter H of Chapter 10 of the Texas Business Organizations Code (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Company Shares in accordance with the provisions of Subchapter H of Chapter 10 of the Texas Business Organizations Code (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Subchapter H of Chapter 10 of the Texas Business Organizations Code), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to receive the fair value of such Company Shares under the Texas Business Organizations Code. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Company Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, 87.5% of the Per Share Consideration for each such Company Share, in accordance with Section 1.5(a) and (b), without any interest thereon, and shall pay in cash to the Escrow Agent the remaining 12.5% of the Per Share Consideration to which such holder is entitled pursuant to Section 1.5. The Company shall give the Buyer (i) prompt notice of any written demands to exercise dissenter’s rights in respect of any Company Share, withdrawals of such demands and any other instruments served pursuant to the Texas Business Organizations Code and received by the Company relating to the dissenter’s rights of Company Shareholders and (ii) the opportunity to direct negotiations and proceedings with respect to demands for fair value under the Texas Business Organizations Code. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available pursuant to Section 1.5 to pay for Company Shares for which dissenter’s rights have been perfected shall be returned to the Buyer upon demand.

1.7           Exchange of Shares.

(a)           At the Effective Time, each holder of a Certificate, which converted into the right to receive the Per Share Cash Consideration and Per Share Stock Consideration, subject to the provisions of Section 1.10, shall surrender such Certificate to the Surviving Corporation together with an executed Letter of Transmittal in the form attached hereto as Exhibit B.

(b)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Cash Consideration and Per Share Stock Consideration issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

1.8           Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to former Company Shareholders upon the surrender for exchange of Certificates, and such former Company Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would have otherwise been issued to such former Company Shareholders. In lieu of any fractional Merger Shares that would have otherwise been issued, each former Company Shareholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person’s Certificates, receive a cash payment equal to the Trailing Sales Price multiplied by the fraction of a share that such Company Shareholder would otherwise be entitled to receive.

1.9           Options and Phantom Stock Awards.

(a)           Prior to the Effective Time, the Company shall enter into an agreement, in a form reasonably satisfactory to the Buyer, with each holder of an outstanding Option providing for the termination of such Option, effective as of the Effective Time, in exchange for the payment of the Option Consideration; provided, that the Option Consideration shall be reduced by any applicable federal and state withholding taxes.

(b)           The Company shall terminate all Company Stock Plans and all unvested and out-of-the-money Options immediately prior to the Effective Time.

(c)           Prior to the Effective Time, the Company shall enter into an agreement, in a form reasonably satisfactory to the Buyer, with each holder of a Phantom Stock Award providing for a termination of such Phantom Stock Award as of the Effective Time, in exchange for the payment of the Phantom Stock Consideration; provided, that the Phantom Stock Consideration shall be reduced by any applicable federal and state withholding taxes.

1.10         Escrow.

(a)           On the Closing Date, the Buyer shall deposit with the Escrow Agent an amount in cash equal to $4.775 million payable pursuant to Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Shareholders set forth in this Agreement, including any adjustments pursuant to Section 1.5(d). Notwithstanding the foregoing, on March 31, 2008, two-fifths of the balance of the Escrow Fund, if any, after deducting (x) all funds disbursed from the Escrow Fund to pay any Party prior to such date, including pursuant to Section 1.5(e), and (y) the aggregate amount of all Claimed Amounts against the Escrow Fund as to which Claim Notices have been delivered, shall be distributed as soon as practicable thereafter. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b)           The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Fund in escrow and the appointment of the Shareholder Representative.

1.11         Appointment of Shareholder Representative.

(a)           Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the Company Shareholders to elect Jonathan Shapiro as Shareholder Representative to act as the Company Shareholders’ representative and agent for all purposes under this Agreement. Upon election of the Shareholder Representative, the Shareholder Representative will be authorized to execute on behalf of each Company Shareholder any and all documents and agreements referred to herein upon the Closing. By way of example only, and without limitation, the Shareholder Representative shall have the authority in his discretion to (i) execute on behalf of each Company Shareholder, as fully as if the Company Shareholders were acting on their own behalf, any and all documents and agreements referred to herein, including executing this Agreement and the Escrow Agreement as the Company Shareholder Representative, (ii) give and receive notices or instructions permitted or required under this Agreement or the Escrow Agreement on behalf of the Company Shareholders, (iii) authorize the release of the amounts held in the Escrow Fund to pay any Claimed Amount, (iv) to undertake any actions with respect to the resolution of a Dispute or any disagreement with respect to the Closing Balance Sheet, including partaking in any dispute resolution process and efficient determination of the Net Working Capital and the Adjusted Merger Consideration or (v) refrain from taking any action that the Shareholder Representative is otherwise authorized hereunder to take.

(b)           The Shareholder Representative may resign at any time upon giving ten days written notice to Buyer and the Company Shareholders. Each Company Shareholder agrees that, should the Shareholder Representative resign or be unable to serve, the Company Shareholders having received a majority of the Merger Consideration shall appoint a single substitute agent to take on the responsibilities of such Shareholder Representative under the provisions specified herein, whose appointment shall be effective on the date of the prior Shareholder Representative’s resignation or incapacity.

(c)           Except for gross negligence or willful misconduct, the Shareholder Representative shall not be liable to any person or entity for any act, omission, loss, consequential damages, lost profits, damage or expense arising from the performance of his duties hereunder. The Shareholder Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Shareholder Representative may engage attorneys, accountants and other professionals and experts. The Shareholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Shareholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Shareholder Representative is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement or the agreements contemplated herein. The Company Shareholders shall indemnify, defend and hold the Shareholder Representative harmless from and against any and all loss, damage, tax, liability and expense incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder including the legal costs and expenses of defending himself against any claim or liability in connection with his performance hereunder (collectively, “Shareholder Representative Damages”) on a pro rata basis proportionate to the Merger Consideration received. In no event shall the Buyer, the Company or the Surviving Corporation have any liability to any Company Shareholder for any act or omission of the Shareholder Representative, including, without limitation, negligence and willful misconduct.

(d)           The Shareholder Representative will serve without compensation. Following the termination of the Escrow Agreement and the resolution and payout of all pending claims made by Indemnified Parties for Damages, the Shareholder Representative shall have the right to recover (i) any Shareholder Representative Damages; and (ii) any expenses incurred or anticipated to be incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative duties hereunder, including the reasonable fees and expenses of any legal counsel, accountants and other professionals and experts retained by the Shareholder Representative (the “Shareholder Representative Expenses”), in each case (with respect to both Shareholder Representative Damages and Shareholder Representative Expenses) from the remaining portion of the Escrow Fund prior to any distribution of the Escrow Fund to the Company Shareholders. Prior to any such distribution, the Shareholder Representative shall deliver to the Escrow Agent a certificate setting forth the Shareholder Representative Damages and Shareholder Representative Expenses actually incurred.

(e)           In the event that the Escrow Fund is insufficient to reimburse the Shareholder Representative Expenses and Shareholder Representative Damages, all Shareholder Representative Expenses and Shareholder Representative Damages shall be paid or reimbursed by the Company Shareholders on a pro rata basis proportionate to the Merger Consideration received.

(f)            Any notice, direction or communication received by the Buyer, Transitory Subsidiary or the Surviving Corporation from the Shareholder Representative, or delivered to the Shareholder Representative by Buyer, Transitory Subsidiary or the Surviving Corporation, shall be binding upon the Company Shareholders, and each of them. The Shareholder Representative shall act in all matters on behalf of the Company Shareholders and Buyer and Transitory Subsidiary and, after the Effective Time, the Surviving Corporation shall be entitled to rely on the actions of the Shareholder Representative hereunder as the actions of the Company Shareholders. Buyer, Transitory Subsidiary and the Surviving Corporation may deliver notices and communications to the Company Shareholders hereunder through the Shareholder Representative at the address set forth in this Agreement for notices, and such delivery shall be deemed to have been made to any or all of the Company Shareholders. None of Buyer, Transitory Subsidiary nor the Surviving Company shall pay any costs or expenses incurred by the Shareholder Representative in carrying out his obligations hereunder. Each of Buyer, Transitory Subsidiary and the Surviving Corporation consents to the appointment of the Shareholder Representative to act as described hereunder.

1.12         Articles of Incorporation; By-laws and Officers and Directors.

(a)           The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be amended so that such Articles of Incorporation are identical to the Articles of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

(b)           The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

(c)           The officers and directors of the Surviving Corporation immediately following the Effective Time, shall be the same as the officers and directors of the Transitory Subsidiary immediately prior to the Effective Time.

1.13         No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.14         Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Cash Consideration and Per Share Stock Consideration in accordance with Section 1.5, subject to Section 1.10 and to applicable law in the case of Dissenting Shares.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II (for the avoidance of doubt, if any section of the Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Disclosure Schedule clearly apparent based solely on the substance and particularity of such disclosure in the Disclosure Schedule, the matter shall be deemed to have been disclosed in such other section of the Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section).

2.1           Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Texas. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and by-laws. The Company is not in default in any material respect under or in violation of any provision of its Articles of Incorporation or by-laws.

2.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 50,000,000 Common Shares, of which, as of the date of this Agreement, 20,603,617 shares were issued and outstanding and 1,460,889 shares were held in the treasury of the Company, and 20,000,000 shares of preferred stock, $0.001 par value per share, none of which, as of the date of this Agreement are issued or outstanding.

(b)           Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class of such shares, held by each Company Shareholder. Section 2.2 of the Disclosure Schedule also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable Company Shareholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c)           Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of outstanding Phantom Stock Awards, indicating with respect to each Phantom Stock Award the Company Stock Plan under which it was awarded, if any, the number of Phantom Shares subject to such Phantom Stock Awards, the exercise price, the date of grant and the terms and conditions of such Phantom Stock Award (including any accelerating provisions with respect thereto). The Company has no outstanding Warrants. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and forms of all agreements evidencing Phantom Stock Awards.

(d)           Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, Phantom Stock Awards or similar rights with respect to the Company.

(e)           Except as set forth in Section 2.2(e) of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

2.3           Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Shareholder Approval, which is the only approval required from the Company Shareholders, the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (a) determined that the Merger is advisable, fair and in the best interests of the Company and its shareholders, (b) adopted this Agreement in accordance with the provisions of the Texas Business Organizations Code and

(c) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.4           Noncontravention. Subject to the filing of the Certificate of Merger as required by the Texas Business Organizations Code and except as disclosed in Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company or the charter, by-laws or other organizational document of any Subsidiary, (b) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets.

2.5           Subsidiaries.

(a)           Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)           Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, Phantom Stock Awards or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c)           The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

2.6           Financial Statements. The Company has provided to the Buyer the Financial Statements. The Financial Statements (i) comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments that will not be material in amount or effect and do not include footnotes.

2.7           Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.8           Undisclosed Liabilities. None of the Company and its Subsidiaries has any liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and which do not exceed $35,000 in the aggregate.

2.9           Tax Matters.

(a)           Each of the Company and the Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file (or any allowable extensions), and all such Tax Returns were true, correct and complete in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable on or before the Closing Date (other than liabilities for Taxes that are being contested in good faith, with respect to which adequate reserves for payment have been established, and which are described in Section 2.9 of the Disclosure Schedule). The unpaid Taxes of the Company and each Subsidiary for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity (other than liabilities for Taxes that are being contested in good faith, with respect to which adequate reserves for payment have been established, and which are described in Section 2.9 of the Disclosure Schedule).

(b)           The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. Except as set forth in Section 2.9(b) of the Disclosure Schedule, the federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.

(c)           Neither the Company nor any Subsidiary (i) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)           None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(e)           There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(f)            There is no limitation on the utilization by either the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383 or 384 of the Code or comparable provisions of foreign state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(g)           Neither the Company nor any Subsidiary (i) is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company or any Subsidiary is subject to an election under former Section 341(f) of the Code or (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h)           Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(i)            The Company is not a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

(j)            Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions”

(within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(k)           Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(l)            Section 2.9(l) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or any Subsidiary’s nexus with such jurisdiction.

(m)          Neither the Company nor any Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(n)           Neither the Company nor any Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(o)           Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(p)           Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(q)           There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(r)            No holder of Company Shares holds any Common Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(s)           Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(t)            Section 2.9(t) of the Disclosure Schedule sets forth a complete and accurate list of any Subsidiaries for which a “check-the-box” election under Section 7701 has been made.

(u)           Neither the Company nor any Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

2.10         Assets.

(a)           The Company or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or the Subsidiaries, free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)           Section 2.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries whose book value exceeds $50,000.

(c)           Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

2.11         Owned Real Property. Neither the Company nor any Subsidiary owns, or has ever owned, any real property.

2.12         Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a)           such Lease is legal, valid, binding, enforceable and in full force and effect;

(b)           such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)           neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Company’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the Company’s Knowledge, any other party under such Lease;

(d)           there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e)           neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)            to the Company’s Knowledge, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

(g)           to the Company’s Knowledge, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto; and

(h)           other than the rental payment amounts set forth in Section 2.12 of the Disclosure Schedule or the other expenses set forth under the terms of each Lease, no other amounts are owed or reasonably likely to be owed by the Company or any Subsidiary with respect to any real property subject to a Lease.

2.13         Intellectual Property.

(a)           Company Registrations. Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. To the Company’s Knowledge, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.

(b)           Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Company’s Knowledge, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have made no material misrepresentation in such applications. To the Company’s Knowledge, no information exists that would preclude the Company or any Subsidiary from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.

(c)           Ownership; Sufficiency. Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation or the relevant Subsidiary immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Company Owned Intellectual Property are listed in Section 2.13(c) of the

Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Company and Subsidiaries, (ii) to Exploit the Internal Systems as they are currently used and contemplated to be used in the future by the Company and the Subsidiaries and (iii) otherwise to conduct the Company’s business in all material respects in the manner currently conducted and contemplated to be conducted in the future by the Company and the Subsidiaries.

(d)           Protection Measures. The Company or the appropriate Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Company’s Knowledge, threatened against the Company or any Subsidiary. To the Company’s Knowledge, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third person.

(e)           Infringement by Company. None of the Customer Offerings, or the Exploitation thereof by the Company or its Subsidiaries or by any reseller, distributor, customer or user thereof, or any other activity of the Company or its Subsidiaries, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Company’s or any Subsidiary’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with the Company’s business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f)            Infringement of Company Rights. To the Company’s Knowledge, no person (including, without limitation, any current or former employee or consultant of Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company or any Subsidiary. The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g)           Outbound IP Agreements. Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or a Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Neither the Company nor any Subsidiary has agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(h)           Inbound IP Agreements. Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or a Subsidiary Exploits it (excluding currently-available, off-the-shelf software programs that are part of the Internal Systems and are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 2.13(h) of the Disclosure Schedule.

(i)            Source Code. Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any person, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule, and the Company and the Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its Subsidiaries or escrow agent(s) or any other person to any third party.

(j)            Authorship. All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Company or a Subsidiary within the scope of their employment or by independent contractors of the Company or a Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary, waiving their non-assignable rights (including moral rights) in favor of the Company or a Subsidiary and its permitted assigns and licensees, and have no residual claim to such materials.

(k)           Open Source Code. Section 2.13(k) of the Disclosure Schedule lists all Open Source Materials that the Company or its Subsidiaries have utilized in any way in the Exploitation of Company Offerings or Internal Systems and describes the manner in which such

Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or its Subsidiaries. The Company and its Subsidiaries have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l)            Employee and Contractor Assignments. Each employee of the Company or any Subsidiary and each independent contractor of the Company or any Subsidiary has executed a valid and binding written agreement expressly assigning to the Company or a Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(m)          Quality. The Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor. To the Company’s Knowledge, the Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company and its Subsidiaries have not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

(n)           Support and Funding. The Company and its Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any Governmental Entity or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

2.14         Inventory. All inventory of the Company and the Subsidiaries, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or net realizable value on a first-in, first-out basis net of any applicable reserves on the Most Recent Balance Sheet. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and the Subsidiaries.

2.15         Contracts.

(a)           Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

(i)                                     any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $20,000 per annum or having a remaining term longer than twelve months;

(ii)                                  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $50,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)                               any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)                              any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)                                 any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi)                              any agreement concerning confidentiality;

(vii)                           any employment or consulting agreement;

(viii)                        any agreement involving any current or former officer, director or shareholder of the Company or an Affiliate thereof;

(ix)                                any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x)                                   any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi)                                any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;

(xii)                             any agreement under which the Company or any Subsidiary is restricted from selling, licensing or otherwise distributing any Company Owned Intellectual Property, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xiii)                          any agreement which would entitled any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing; and

(xiv)                         any other agreement or arrangement (or group of related agreements or arrangements) either involving more than $50,000, not entered into in the Ordinary Course of Business or that is otherwise material to the Company or any Subsidiary.

(b)           The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any other party, is in breach or violation of, or default under, or has received notice of termination of, or intent to terminate or modify, any such agreement, and no event has occurred, is pending or, to the Company’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the Company’s Knowledge, any other party under such agreement.

2.16         Accounts Receivable. Except as set forth in Section 2.16 of the Disclosure Schedule, all accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.

2.17         Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

2.18         Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. To the Company’s Knowledge, there exist no threatened terminations of, or premium increases with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

2.19         Litigation. Except as set forth on Section 2.19 of the Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against the Company or any Subsidiary which (a) seeks either damages in excess of $10,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

2.20         Warranties. No Customer Offerings manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 2.20 of the Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

2.21         Employees.

(a)           Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary , along with the position, the annual rate of compensation, the target incentive compensation and the target total compensation of each such person. Each current or past employee of the Company or any Subsidiary has entered into a confidentiality/assignment of inventions agreement with the Company or such Subsidiary, a copy or form of which has previously been delivered to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are not citizens of the United States. To the Company’s Knowledge, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary. The Company and each Subsidiary are in compliance with all applicable laws relating to the hiring and employment of employees.

(b)           Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the Company’s Knowledge, no organizational effort of any kind has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

2.22         Employee Benefits.

(a)           Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, have been delivered to the Buyer.

(b)           Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c)           There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d)           All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)           Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)            At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)           There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(h)           No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i)            No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)            Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k)           Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any shareholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any

Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l)            Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Most Recent Balance Sheet Date.

(m)          Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

2.23         Environmental Matters.

(a)           Each of the Company and the Subsidiaries has complied with and is currently compliant with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the Company’s Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

(b)           Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c)           Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law. The Company and the Subsidiaries have complied with and are in current compliance with all environmental obligations under it Leases.

(d)           Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, Phase I reports, investigations and audits relating to all premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(e)           The Company is not aware of any material environmental liability or threat of such liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

(f)            No Materials of Environmental Concern have been released on, at, under, to or from any Lease or any other real property or facility currently or previously owned, leased or operated by the Company (as currently or formerly conducted), except for any release that would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

(g)           Except for any failure to comply that would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect, each of the Company’s products does and has complied with any and all applicable foreign and United States Laws pertaining to: the presence (or absence) of specified substances in electrical or electronic or other products; registration or notification of chemical substances in products; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or attributes or as respects required end-of-life handling or disposition of products or product packaging; and coverage and payment of fees under an approved scheme for end-of-life, return and recycling of products or of product packaging. Without limiting the foregoing, each of the products sold in the European Union meets, in all material respects, the restrictions of the European Union’s Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (RoHS) Directive 2002/95/EC.

2.24         Legal Compliance. Each of the Company and the Subsidiaries is currently conducting, and have at all times conducted, their respective businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.25         Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or a Subsidiary. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary. No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. Except as set forth in Section 2.25 of the Disclosure Schedule, no purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

2.26         Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the Company’s Knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.27         Certain Business Relationships With Affiliates. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary. Section 2.27 of the Disclosure Schedule describes any commercial transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.28         Brokers’ Fees. Except as set forth in Section 2.28 of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.29         Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records in all material respects of all actions taken at any meetings of the Company’s or such Subsidiary’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

2.30         Controls and Procedures. The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (a) transactions are executed with management’s authorization, (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (c) access to assets of the Company and its

Subsidiaries is permitted only in accordance with management’s authorization, (d) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals and (e) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.31         Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to the express terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1           Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws.

3.2           Capitalization. The authorized capital stock of the Buyer consists of (a) 100,000,000 shares of Buyer Common Stock, of which 41,029,005 shares were issued and outstanding as of September 30, 2007, and (b) 5,000,000 shares of preferred stock, $0.01 par value per share, of the Buyer, of which no shares are issued or outstanding. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the Merger Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

3.3           Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

3.4           Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Articles of Merger as required by the Texas Business Organizations Code, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

3.5           Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of the Buyer Reports. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from September 30, 2006 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

3.6           Litigation. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding that is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer that, if determined adversely to the Buyer or such subsidiary, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or could result in a Buyer Material Adverse Effect.

3.7           Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

3.8           Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer (or the Transitory Subsidiary) pursuant to the express terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV
COVENANTS

4.1           Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2           Governmental and Third-Party Notices and Consents.

(a)           Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)           The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are listed in Section 2.4 of the Disclosure Schedule.

4.3           Shareholder Approval.

(a)           The Company will solicit consents from the holders of Common Shares for the adoption of this Agreement and the approval of the consummation of the transactions contemplated hereby, and promptly but not later than 10:00 p.m. EDT on October 9, 2007, the holders of Common Shares representing at least 97% of the voting power of the outstanding shares of common stock of the Company, voting together as a single class, will have adopted this Agreement. Promptly following receipt of the shareholder approval discussed in the preceding sentence, the Company shall mail the Disclosure Statement to holders of the Company Shares who have not adopted this Agreement and approved the Merger. The Disclosure Statement shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Indemnifying Shareholders, the escrow arrangements and the authority of the Shareholder Representative, and a statement that the adoption of this Agreement by the shareholders of the Company shall constitute approval of such terms), (ii) a statement that procedures for dissent are available for the Company Shares pursuant to Subchapter H of Chapter 10 of the Texas Business Organizations Code and a copy of such Subchapter H and (iii) instructions as to where to obtain the financial statements of the Buyer for the year ended September 30, 2006 and the nine months ended June 30, 2007. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer. The Company shall also send, pursuant to Section 10.355 of the Texas Business Organizations Code, a written notice to all shareholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the shareholders of the Company. The Company shall promptly inform the Buyer of the date on which such notice and the Disclosure Statement were sent.

(b)           The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(c)           The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.4           Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition (ordinary wear and tear excepted), keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer:

(a)           issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants, Phantom Stock Awards or rights to acquire any such stock or other securities (except pursuant to the exercise of Options outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options, Phantom Stock Awards or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b)           split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)           create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)           enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e)           acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f)            mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)           discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)           amend its articles of incorporation, by-laws or other organizational documents;

(i)            change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j)            enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

(k)           make or commit to make any capital expenditure in excess of $20,000 per item or $50,000 in the aggregate;

(l)            institute or settle any Legal Proceeding;

(m)          take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(n)           agree in writing or otherwise to take any of the foregoing actions.

4.5           Access to Information.

(a)           The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

(b)           Within 15 days after the end of each month ending prior to the Closing, beginning with the Most Recent Balance Sheet Date, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

(c)           Each of the Buyer and the Transitory Subsidiary (i) shall treat and hold as confidential any Confidential Information, (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession.

4.6           Notice of Breaches.

(a)           From the date of this Agreement until the Closing, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business (without breach of Section 4.4) and if the Buyer would have the right to terminate this Agreement pursuant to Section 8.1(c) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VI of this Agreement.

(b)           From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business and if the Company would have the right to terminate this Agreement pursuant to Section 8.1(d) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation or warranty to which it relates for purposes of Article VI of this Agreement.

4.7           Exclusivity.

(a)           The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

(b)           The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.8           Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided that all obligations of the Company and the Subsidiaries incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Company Shareholders.

4.9           FIRPTA Tax Certificates. Within 10 days prior to the Closing, the Company shall deliver or cause to be delivered to the Buyer a certification that the Company is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If the Company has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to reduce any payments to be made pursuant to this Agreement to an amount equal to any required withholding Tax under Section 1445 of the Code.

4.10         Listing of Merger Shares. The Buyer shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

4.11         Indemnification of Officers and Directors. The Buyer shall not, for a period of three years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or By-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

ARTICLE V
CONDITIONS TO CONSUMMATION OF THE MERGER

5.1           Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the condition that this Agreement and the Merger shall have received the Requisite Shareholder Approval.

5.2           Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a)           the number of Dissenting Shares shall not exceed 3% of the number of outstanding Company Shares as of the Effective Time;

(b)           the Company and the Subsidiaries shall have given at their own expense (and shall have provided copies thereof to the Buyer) all of the notices, referred to in Section 2.4 that are required on the part of the Company or the Subsidiaries;

(c)           the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); provided, however, that the representations and warranties made in Section 2.2(a) shall be true and correct as of the

Closing Date, except for immaterial inaccuracies, and shall not be subject to the qualification set forth above;

(d)           the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)           the Company shall not have suffered a Company Material Adverse Effect;

(f)            no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(g)           the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

(h)           the Company shall have provided to the Buyer all necessary documentation of (i) compliance with any applicable environmental transfer statute and (ii) transfer of all material Permits required under Environmental Laws;

(i)            the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(j)            the Buyer shall have received evidence in the form reasonably satisfactory to the Buyer of the termination of each outstanding Option pursuant to Section 1.9;

(k)           the Buyer shall have received evidence in the form reasonably satisfactory to the Buyer of the termination of each outstanding Phantom Stock Award pursuant to Section 1.9;

(l)            employment agreements shall have been executed by and between the Company and each of Jonathan Shapiro, Charles N. Cone III and Ronald Pugh;

(m)          the Buyer shall have received a certificate of the Chief Financial Officer of the Company, in a form acceptable to the Buyer, setting forth the estimated balance sheet of the Company as of the Closing Date; and

(n)           the Buyer shall have received a certificate of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions.

5.3           Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)           the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 that are required on the part of the Buyer;

(b)           the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c)           each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d)           no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)           the Buyer shall have delivered to the Company the Buyer Certificate;

(f)            the Company shall have received a certificate of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions; and

(g)           the Buyer shall have delivered Per Share Cash Consideration in accordance with Section 1.3(d), the aggregate Option Consideration in accordance with Section 1.3(e), the aggregate Phantom Stock Consideration in accordance with Section 1.3(f) and $4.775 million to the Escrow Fund in accordance with Section 1.10.

ARTICLE VI
INDEMNIFICATION

6.1           Indemnification by the Indemnifying Shareholders. The Indemnifying Shareholders shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)           any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;

(b)           any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;

(c)           any failure of any Company Shareholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Shareholder, free and clear of all Security Interests; or

(d)           any claim by a shareholder or former shareholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a shareholder (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Texas Business Organizations Code), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or By-laws of the Company; (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or (v) any claim by Company Shareholders, holders of Options or holders of Phantom Stock Awards in connection with the Merger (other than the right to receive Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Texas Business Organizations Code).

6.2           Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Shareholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Shareholders resulting from, relating to or constituting:

(a)           any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement; or

(b)           any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.

6.3           Indemnification Claims.

(a)           An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)           In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent and the Shareholder Representative.

(c)           Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d)           During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the Commonwealth of Massachusetts, in accordance with Section 10.11. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer and/or the Indemnifying Shareholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)           If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i)            In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)           The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)          No depositions or other discovery shall be conducted in connection with the arbitration.

(iv)          Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.11), provided that the Arbitrator shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief.

(v)           The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi)          In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)            Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(g)           For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Indemnifying Shareholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Shareholder Representative, and (ii) if the Indemnifying Shareholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Shareholder Representative. The Shareholder Representative shall have full power and authority on behalf of each Indemnifying Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Shareholders under this Article VI. The Shareholder Representative shall have no liability to any Indemnifying Shareholder for any action taken or omitted on behalf of the Indemnifying Shareholders pursuant to this Article VI.

6.4           Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on December 31, 2008, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2 and 3.3 shall survive the Closing without limitation, (ii) the representations and warranties set forth in Section 2.9 shall survive until 30 days following the expiration of all statutes of limitation applicable to the matters referred to therein and (iii) the representations and warranties set forth in Sections 2.13 and 2.23 shall survive until three years following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and the funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Indemnifying Shareholders in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.6), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.5           Limitations.

(a)           Notwithstanding anything to the contrary herein, the Indemnifying Shareholders shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1(a) exceed a $300,000 aggregate threshold (at which point the Indemnifying Shareholders shall only be liable for the aggregate Damages under Section 6.1(a) in excess of $300,000); provided, that in no event shall the Indemnifying Shareholders aggregate obligations to indemnify the Buyer from and against any Damages resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) of any representation or warranty of the Indemnifying Shareholders contained in Article II of this Agreement (other than the representations and warranties contained in Sections 2.1 (corporate power), 2.2 (capitalization), 2.3 (authorization), 2.9 (tax), 2.13 (intellectual property) or 2.23 (environmental)) exceed $15,000,000; provided, further, that in no event shall the Indemnifying Shareholders aggregate obligations to indemnify the Buyer from and against any Damages resulting from, arising out of, relating to, in the nature of, or caused by the breach of the representations and warranties contained in Sections 2.9, 2.13 or 2.23 exceed the Merger Consideration; and provided further that each Indemnifying Shareholder’s obligations hereunder shall not exceed his or her pro rata share (based on the Merger Consideration received by such Indemnifying Shareholder as a percentage of the total Merger Consideration) of the Damages for which the Indemnifying Shareholders are liable under this Article VI; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2 and 2.3 or to a breach of the covenants set forth in Section 4.4. For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Sections 2.7 and 2.31) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b)           Notwithstanding anything to the contrary herein, the Buyer shall not be liable under Section 6.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.2(a) exceed a $300,000 aggregate threshold (at which point the Buyer shall only be liable for the aggregate Damages under Section 6.2(a) in excess of $300,000); provided, that in no event shall the Buyer’s aggregate obligations to indemnify the Indemnifying Shareholders from and against any Damages resulting from, arising out of, relating to, in the nature of, or caused by the breach of the representations and warranties contained in Article III exceed $15,000,000; provided further that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.3. For purposes solely of this Article VI, all representations and warranties of the Buyer and the Transitory Subsidiary in Article III (other than Section 3.8) shall be construed as if the term “material” (and variations thereof) was omitted from such representations and warranties.

(c)           Notwithstanding the foregoing, the Indemnifying Shareholders shall not be required to indemnify Buyer pursuant to this Article VI for any Damages (i) to the extent the Buyer actually receives proceeds from insurance to pay such Damages or (ii) to the extent the Buyer actually receives payment from a third party also required to indemnify the Buyer, in each case net of costs and expenses incurred in connection with the collection of such amounts without any reduction relating to the indemnification provisions pursuant to this Article VI. The Buyer shall refund any amount it actually receives (net of costs and expenses incurred in connection with the collection of such amount) pursuant to the preceding sentence from insurance or a third party to the extent it actually receives such amount after payment by the Indemnifying Shareholders. All Damages shall be deemed to be an adjustment to the Merger Consideration. The Buyer must first seek recovery from the Escrow Fund prior to seeking recovery directly from the Indemnifying Shareholders if (A) the escrow period has not yet terminated and (B) there are still sufficient funds in the Escrow Fund that are not the subject of a pending claim by the Buyer.

(d)           Except with respect to claims based on fraud or intentional or willful breaches of this Agreement, after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement. The Escrow Agreement is intended to secure the indemnification obligations of the Indemnifying Shareholders under this Agreement. However, the rights of the Buyer under this Article VI shall not be limited to the Escrow Fund nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights or to recover for any Damages.

(e)           No Indemnifying Shareholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(f)            Neither Buyer nor the Company shall be entitled to recover any Special Damages pursuant to this Article VI, unless such Special Damages are required to be paid to a third party in connection with the final judicial resolution of a Third Party Action.

ARTICLE VII
REGISTRATION RIGHTS

7.1           Incidental Registration.

(a)           Whenever the Buyer proposes to file a Registration Statement covering shares of Buyer Common Stock at any time and from time to time, it will, prior to such filing, give written notice to all Company Shareholders of its intention to do so; provided, that no such notice need be given if no Merger Shares are to be included therein as a result of a written notice from the managing underwriter pursuant to paragraph (b) below. Upon the written request of a Company Shareholder given within 10 days after the Buyer provides such notice (which request shall state the intended method of disposition of such Merger Shares), the Buyer shall use its commercially reasonable efforts to cause all Merger Shares which the Buyer has been requested by such Company Shareholder to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Company Shareholder; provided that the Buyer shall have the right to postpone or withdraw any registration effected pursuant to this paragraph (a) without obligation to any Company Shareholder.

(b)           If the registration for which the Buyer gives notice pursuant to paragraph (a) above is a registered public offering involving an underwriting, the Buyer shall so advise the Company Shareholders as a part of the written notice given pursuant to paragraph (a) above. In such event, (i) the right of any Company Shareholder to include its Merger Shares in such registration pursuant to this Section 7.1 shall be conditioned upon such Company Shareholder’s participation in such underwriting on the terms set forth herein and (ii) all Company Shareholders including Merger Shares in such registration shall enter into an underwriting agreement upon customary terms with the underwriter or underwriters selected for the underwriting by the Buyer. If any Company Shareholder who has requested inclusion of its Merger Shares in such registration as provided above disapproves of the terms of the underwriting, such person may elect, by written notice to the Buyer, to withdraw its Merger Shares from such Registration Statement and underwriting. If the managing underwriter advises the Buyer in writing that marketing factors require a limitation on the number of shares of Buyer Common Stock to be underwritten, the number of shares of Buyer Common Stock that may be included in such Registration Statement and underwriting shall be allocated among all Company Shareholders requesting registration in proportion, as nearly as practicable, to the respective number of shares of Buyer Common Stock held by them on the date the Buyer gives the notice specified in paragraph (a) above. If any Company Shareholder would thus be entitled to include more shares of Buyer Common Stock than such holder requested to be registered, the excess shall be allocated among other requesting Company Shareholders pro rata in the manner described in the preceding sentence.

(c)           Notwithstanding the foregoing, the Buyer shall not be required, pursuant to this Section 7.1, to include any Merger Shares in a Registration Statement if such Merger Shares can then be sold pursuant to Rule 144(k) under the Securities Act.

7.2           Limitations on Registration Rights.

(a)           The Buyer may, by written notice to the Company Shareholders, (i) delay the filing or effectiveness of the Registration Statement or (ii) suspend the Registration Statement after effectiveness and require that the Company Shareholders immediately cease sales of shares pursuant to the Registration Statement, in either case in the event that the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

(b)           If the Buyer delays or suspends the Registration Statement or requires the Company Shareholders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance that entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to all Company Shareholders authorizing them to resume sales pursuant to the Registration Statement. If as a result thereof the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Shareholders given pursuant to this paragraph (b), and the Company Shareholders shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

7.3           Registration Procedures.

(a)           In connection with the filing by the Buyer of the Registration Statement, the Buyer shall:

(i)            furnish to each Company Shareholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act;

(ii)           use its commercially reasonable efforts to register or qualify the Merger Shares covered by the Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (a)(ii) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

(iii)          promptly notify the Company Shareholders and, if requested by the Buyer, the Company Shareholders shall immediately cease making offers or sales of shares under the Registration Statement and return all prospectuses to the Buyer; and

(iv)          promptly provide the Company Shareholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Shareholders shall be free to resume making offers and sales under the Registration Statement.

(b)           The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Shareholders in connection with sales under the Registration Statement and (ii) the fees and expenses of any counsel retained by Company Shareholders, such fees and expenses not to exceed $10,000.

7.4           Requirements of Company Shareholders. The Buyer shall not be required to include any Merger Shares in the Registration Statement unless:

(a)           the Company Shareholder owning such shares furnishes to the Buyer in writing such information regarding such Company Shareholder and the proposed sale of Merger Shares by such Company Shareholder as the Buyer may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

(b)           such Company Shareholder shall have provided to the Buyer its written agreement:

(i)            to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Shareholder furnished pursuant to this Section 7.4; and

(ii)           to report to the Buyer sales made pursuant to the Registration Statement.

7.5           Indemnification. The Buyer agrees to indemnify and hold harmless each Company Shareholder whose shares are included in the Registration Statement against any losses, claims, damages, expenses or liabilities to which such Company Shareholder may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Company Shareholder for use in the Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

7.6           Assignment of Rights. A Company Shareholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or shareholders, respectively, pursuant to a pro rata distribution of its Merger Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

ARTICLE VIII
TERMINATION

8.1           Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

(a)           the Parties may terminate this Agreement by mutual written consent;

(b)           by the Buyer if the approval of the holders of Common Shares representing at least 97% of the voting power of the outstanding shares of common stock of the Company, voting together as a single class, has not been obtained by 10:00 p.m. EDT on October 9, 2007;

(c)           the Buyer may terminate this Agreement by giving written notice to the Company if (a) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.2(c) would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (b) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(d) would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if any such inaccuracy of any of the Company’s representations and warranties or a material breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure any such inaccuracies or breaches, then Buyer may not terminate this Agreement under this Section 8.1(c) on account of such inaccuracy or breach until 20 days subsequent to the date on which Buyer sends Company written notice of such inaccuracy or breach;

(d)           the Company may terminate this Agreement by giving written notice to the Buyer if (a) any of Buyer’s or the Transitory Subsidiary’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.3(b) would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (b) if any of Buyer’s or the Transitory Subsidiary’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(c) would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in any of Buyer’s or the Transitory Subsidiary’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Buyer or the Transitory Subsidiary is curable by Buyer and Buyer is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(d) on account of such inaccuracy or breach until 20 days subsequent to the date on which Company sends Buyer written notice of such inaccuracy or breach;

(e)           the Buyer may terminate this Agreement if there shall have occurred a Company Material Adverse Effect;

(f)            any Party may terminate this Agreement by giving written notice to the other Parties at any time after the shareholders of the Company have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Shareholder Approval;

(g)           by either Buyer or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, including the commencement of any Legal Proceeding, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided, however, that the party seeking to terminate this Agreement pursuant to this clause (g) shall have used reasonable efforts to remove such order, decree, ruling or any such other action) or if any Legal Requirement promulgated or enacted by any Governmental Entity after the date of this Agreement that prohibits the consummation of the Merger shall be in effect;

(h)           the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before 30 days from the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(i)            the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before 30 days from the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

8.2           Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement prior to such termination); provided however, that Section 4.5(c) shall survive termination of this Agreement.

ARTICLE IX
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Adjusted Merger Consideration” shall have the meaning set forth in Section 1.5(d)(v).

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Aggregate Option Exercise Price” shall mean (i) the per Common Share exercise price of each Option outstanding immediately prior to the Effective Time, multiplied by (ii) the number of Common Shares underlying each applicable Option, which amount shall be totaled for all outstanding Options and expressed in an aggregate cash amount.

“Aggregate Phantom Stock Exercise Price” shall mean (i) the exercise price of each Phantom Share outstanding immediately prior to the Effective Time, multiplied by (ii) the number of Phantom Shares underlying each applicable Phantom Stock Award, which amount shall be totaled for all outstanding Phantom Stock Awards and expressed in an aggregate cash amount.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Arbitrator” shall have the meaning set forth in Section 6.3(e).

“Articles of Merger” shall mean the articles of merger or other appropriate documents prepared and executed in accordance with Article 5.01 of the Texas Business Corporation Act.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of Section 5.3 is satisfied in all respects.

“Buyer Common Stock” shall mean the shares of common stock, $0.01 par value per share, of the Buyer.

“Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as filed with SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since September 30, 2006.

“Cash Consideration” shall mean 0.75 multiplied by the result obtained by subtracting the Net Debt Repayment from the sum of (i) $38.2 million plus (ii) the Aggregate Option Exercise Price plus (iii) the Aggregate Phantom Stock Exercise Price.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares converted into the right to receive the Per Share Cash Consideration and Per Share Stock Consideration pursuant to Section 1.5, including any Company Shares referred to in Section 1.6.

“Claim Notice” shall mean written notification that contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” shall have the meaning set forth in Section 1.5(d)(i).

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 10.151 of the Texas Business Organizations Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Shares” shall mean the shares of common stock, $0.001 par value per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.1 and clauses (a) through (f) (insofar as clause (f) relates to Legal Proceedings involving the Company or a Subsidiary) of Section 5.2 is satisfied in all respects.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company’s Knowledge” shall mean with respect to the Company, the actual knowledge of the Company’s officers, directors and other senior managers, or the knowledge that any such officer, director or senior manager should reasonably be expected to have after due inquiry of relevant books and records, files, personnel or employees of the Company or any Subsidiary.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company or a Subsidiary by any third party.

“Company Material Adverse Effect” shall mean: (a) any material adverse change, event, circumstance or development with respect to, or material adverse effect on the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole; or (b) any notice by Intel Americas, Inc. of termination or intent to amend or modify the Intel North American Distributor Agreement, dated November 5, 2001, by and between Intel Americas, Inc. and Alliance Systems, Ltd. or any related arrangement or course of dealing, the effect of which adversely impacts the Company in any material respect; provided, however, that such event, circumstance or matter shall not be considered a Company Material Adverse Effect if it results from or relates to changes generally in the United States economy or the computer industry, or is primarily caused by or related to the announcement or pendency of the Merger. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or a Subsidiary, in whole or in part.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.

“Company Shares” shall mean the Common Shares.

“Company Shareholders” shall mean the shareholders of record of the Company immediately prior to the Effective Time.

“Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Confidential Information” shall mean any confidential or proprietary information of the Company or any Subsidiary that is furnished in writing to the Buyer by the Company or any Subsidiary in connection with this Agreement and is either (i) labeled confidential or proprietary or (ii) if it is disclosed in a manner in which the Company reasonably communicated, or the

Buyer should reasonably have understood under the circumstances that the disclosure should be treated as confidential, whether or not the specific designation “confidential” or any similar designation is used; provided, however, that it shall not include any information (A) that, at the time of disclosure, is available publicly, (B) that, after disclosure, becomes available publicly through no fault of the Buyer, (C) that the Buyer knew or to which the Buyer had access prior to disclosure or (D) that the Buyer rightfully obtains from a source other than the Company or a Subsidiary.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VI), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi).

“Designated Person” shall mean any Indemnifying Shareholder or affiliate thereof, or any officer, employee or director of the Company, any Subsidiary or any Indemnifying Shareholder or affiliate thereof.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer, as the same may be supplemented pursuant to Section 4.6.

“Disclosure Statement” shall mean a written proxy or information statement containing the information prescribed by Section 4.3(a).

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dispute Notice” shall have the meaning set forth in Section 1.5(d)(iii).

“Dissenting Shares” shall have the meaning set forth in Section 1.6.

“Dissenting Shareholders” shall have the meaning set forth in Section 1.6.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“Effective Time” shall mean the time at which the Articles of Merger are duly filed with the Secretary of State of the State of Texas and a certificate of merger is issued by the Secretary of State of the State of Texas pursuant to Section 10.151 of the Texas Business Organizations Code, or such later date or time as may be agreed to by the Buyer and the Company in writing and specified in the Certificate of Merger in accordance with Section 4.052 of the Texas Business Organizations Code.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, Phantom Stock Awards, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

“Escrow Agent” shall mean JP Morgan Chase Bank N.A.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.

“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement, including the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.10 and any further sums to be paid into escrow pursuant to Section 1.6.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” shall mean:

(a)           the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the last two fiscal years, and

(b)           the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the eight months ended as of the Most Recent Balance Sheet Date.

“Fully Diluted Number of Shares of Common Stock” shall mean the sum of all Company Shares issued and outstanding, the number of Company Shares issuable upon exercise of all vested Options and the number of Phantom Shares underlying all Phantom Stock Awards, in each such case determined immediately prior to the Effective Time.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnifying Shareholders” shall mean the Company Shareholders receiving Merger Consideration pursuant to Section 1.5 or cash pursuant to the second sentence of Section 1.6.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)           Patent Rights;

(b)           Trademarks and all goodwill in the Trademarks;

(c)           copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)           mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e)           inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice;

(f)            other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(g)           copies and tangible embodiments thereof.

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or a Subsidiary or hosted at a third party site. All Internal Systems that are material to the business of the Company or its Subsidiaries is listed and described in Section 2.13(c) of the Disclosure Schedule.

“Lease” shall mean any lease or sublease pursuant to which the Company or a Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Merger Consideration” shall mean the (i) the Stock Consideration and (ii) the Cash Consideration.

“Merger Shares” shall have the meaning set forth in the definition of “Stock Consideration”.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean August 25, 2007.

“Net Debt Repayment” shall mean, as of the close of business on the trading day prior to the Closing Date, the sum of items (i) through (vii) below, less (1) (a) the Company’s outstanding cash balance and (b) all payments of all customer or other accounts receivable that have been received but not yet processed by J.P. Morgan Chase Bank, N.A. and have not been reflected in a decrease to the Company’s line of credit with J.P. Morgan Chase Bank, N.A., plus (2) all payments of all vendor or other accounts payable other than those described in (ii) and (iii) below that have been initiated but not yet processed by J.P. Morgan Chase Bank, N.A. and have not been reflected in an increase to the Company’s line of credit with J.P. Morgan Chase Bank, N.A.:

(i)            $800,000, plus interest, of debt obligations owed by the Company to Jonathan Shapiro pursuant to that certain Trademark Purchase and Assignment Agreement, between the Company and JSH Holdings, LTD, dated January 3, 2007;

(ii)           vendor and other accounts payable of the Company greater than 15 days past due (measured from the scheduled due date of the invoice);

(iii)          vendor and other accounts payable of the Company 15 days or less past due (measured from the scheduled due date of the invoice) in excess of $300,000 in the aggregate;

(iv)          compensation and other obligations of the Company to its employees, including any compensation and payroll tax obligations, not paid in accordance the with Company’s ordinary payment cycles, including all special bonuses payable to employees of the Company;

(v)           past due payments for taxes not subject to any bona fide dispute;

(vi)          all legal, accounting and investment banking expenses incurred related to the consummation of the transactions contemplated by this Agreement; and

(vii)         the outstanding balance of revolving debt owed by the Company to J.P. Morgan Chase Bank, N.A.

“Net Working Capital of the Company” shall have the meaning set forth in Section 1.5(d)(v).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Option” shall mean each option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.

“Option Consideration” shall mean for each Option outstanding as of the Effective Time, an amount in cash equal to the product of the number of Common Shares subject to such Option times the result obtained from the following formula:

(A+B+C – D)	– F
E

A = $38.2 million

B = Aggregate Option Exercise Price

C = Aggregate Phantom Stock Exercise Price

D = Net Debt Repayment

E = Fully Diluted Number of Shares of Common Stock

F = exercise price per Common Share of such Option

“Option Plan” shall mean the Company’s stock option plan.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Buyer, the Transitory Subsidiary, the Company and the Shareholder Representative.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Per Share Cash Consideration” shall mean the quotient of (i) Cash Consideration divided by (ii) the Fully Diluted Number of Shares of Common Stock.

“Per Share Consideration” shall mean a Company Shareholder’s pro rata portion of the Per Share Cash Consideration and the Per Share Stock Consideration.

“Per Share Stock Consideration” shall mean the quotient of (i) Stock Consideration divided by (ii) the Fully Diluted Number of Shares of Common Stock.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Phantom Shares” shall mean shares of phantom stock of Company that entitle the recipient to receive a cash payment upon a change of control of the Company.

“Phantom Stock Award” shall mean an award of Phantom Shares of the Company.

“Phantom Stock Consideration” shall mean for each Phantom Stock Award outstanding as of the Effective Time, an amount in cash equal to the product of the number of Common Shares subject to such Phantom Stock Award times the result obtained from the following formula:

(A+B+C – D)	– F
E

A = $38.2 million

B = Aggregate Option Exercise Price

C = Aggregate Phantom Stock Exercise Price

D = Net Debt Repayment

E = Fully Diluted Number of Shares of Common Stock

F = exercise price per Common Share of such Phantom Stock Award

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registration Statement” shall means a registration statement filed by the Buyer with the SEC for a public offering and sale of securities of the Buyer for cash (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Requisite Shareholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Shareholder Representative” shall mean Jonathan Shapiro.

“Shareholder Representative Damages” shall have the meaning set forth in Section 1.11(c).

“Shareholder Representative Expenses” shall have the meaning set forth in Section 1.11(d).

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Special Damages” shall mean punitive, exemplary, treble or other special damages in each such case that are intended to punish or set an example to other wrongdoers.

“Stock Consideration” shall mean such number of shares of Buyer Common Stock (collectively, the “Merger Shares”) as is equal to 0.25 multiplied by the result obtained by (1) subtracting the Net Debt Repayment from the sum (i) $38.2 million plus (ii) Aggregate Option

Exercise Price plus (iii) the Aggregate Phantom Stock Exercise Price, divided by (2) the Trailing Sales Price.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Trailing Sales Price” shall mean the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq Global Market over the twenty consecutive trading days ending on the trading day that is two trading days prior to the Closing Date.

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

“Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares or any other capital stock of the Company, provided that Options shall not be considered Warrants.

ARTICLE X
MISCELLANEOUS

10.1         Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

10.2         No Third Party Beneficiaries; Waiver of Conflicts Regarding Representation.

(a)           This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Article I concerning issuance of the Merger Shares, (ii) the provisions of Article VI concerning indemnification and (iii) the provisions of Article VII concerning registration rights are all intended for the benefit of the Indemnifying Shareholders and (iv) the provisions in Section 1.11 concerning the Shareholder Representative are intended for the benefit of the Shareholder Representative.

(b)           The Buyer and the Transitory Subsidiary waive and will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Effective Time of any Designated Person in any matter involving this Agreement or any other agreements or transactions contemplated thereby (including any litigation, arbitration, mediation or other proceedings), by any legal counsel currently representing the Company or any Subsidiary in connection therewith.

(c)           The Buyer and the Transitory Subsidiary waive and will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the current representation in connection with any representation of any Designated Person after the Effective Time, including in connection with a dispute with Buyer, and following the Closing, with the Surviving Corporation or any of its Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided that the foregoing waiver and acknowledgement of retention shall not extent to any communication not involving this Agreement or any other agreements or transactions contemplated hereby and thereby, or to communications with any Person other than the Designated Persons and their advisors.

10.3         Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

10.4         Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

10.5         Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.6         Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7         Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:
Alliance Systems, Inc.
3501 E. Plano Pkwy.
Plano, Texas 75074
Attn: Chief Executive Officer

Copy to:
Lidji & Dorey, P.C.
500 N. Akard
Suite 3500
Dallas, Texas 75201
Attn: Brian Lidji, Esq.

If to the Buyer or the Transitory Subsidiary:
Network Engines, Inc.
25 Dan Road
Canton, Massachusetts 02021
Attn: Chief Financial Officer

Copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: Philip P. Rossetti, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8         Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9         Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Shareholder Approval shall be subject to any restrictions contained in the Texas Business Organizations Code. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11       Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.12       Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)           Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)           Any reference herein to “including” shall be interpreted as “including without limitation”.

(d)           Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

******

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NETWORK ENGINES, INC.

By:	/s/ Gregory A. Shortell
Gregory A. Shortell

Title:	Chief Executive Officer
Chief Executive Officer

NAUTILUS ACQUISITION CORP.

By:	/s/ Gregory A. Shortell
Gregory A. Shortell

Title:	President
President

ALLIANCE SYSTEMS, INC.

By:	/s/ Jonathan Shapiro
Jonathan Shapiro

Title:	Chief Executive Officer
Chief Executive Officer

/s/ Jonathan Shapiro
Jonathan Shapiro, as Shareholder Representative

Schedule A

Company Shareholder	Number of Common Shares Held
SF Family Holdings, LTD	20,000,996
Charles N. Cone III	180,000
Jeff Hudgins	50,000
Ronald Pugh	33,334
Jeff Kays	33,334
David Moore	22,450
Rob Sheriff	16,666
Todd Kehoe	2,450

EXHIBIT A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Escrow Agreement”) is made and entered into as of October   , 2007, by and among Network Engines, Inc., a Delaware corporation (the “Buyer”), Jonathan Shapiro (the “Indemnification Representative,” and together with the Buyer, the “Parties”), and JPMorgan Chase Bank, N.A. (the “Escrow Agent”).

WHEREAS, the Buyer, a subsidiary of the Buyer (the “Transitory Subsidiary”), Alliance Systems, Inc. (the “Company”) and the Indemnification Representative have entered into an Agreement and Plan of Merger dated as of October 9, 2007 (the “Merger Agreement”), pursuant to which the Transitory Subsidiary will be merged (the “Merger”) into the Company which, as the surviving corporation (the “Surviving Corporation”), will become a wholly-owned subsidiary of the Buyer;

WHEREAS, the Merger Agreement provides that an escrow fund will be established to secure the indemnification obligations of the stockholders of the Company receiving consideration pursuant to Section 1.5 or the second sentence of Section 1.6 of the Merger Agreement (the “Indemnifying Securityholders”) to the Buyer; and

WHEREAS, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. The Indemnifying Securityholders have, either by virtue of their approval of the Merger Agreement or through the execution of an instrument to such effect, consented to: (a) the establishment of this escrow to secure the Indemnifying Securityholders’ indemnification obligations under Article VI of the Merger Agreement in the manner set forth herein, (b) the appointment of the Indemnification Representative as their representative for purposes of this Escrow Agreement and as attorney-in-fact and agent for and on behalf of each Indemnifying Securityholder, and the taking by the Indemnification Representative of any and all actions and the making of any decisions required or permitted to be taken or made by him under this Escrow Agreement and (c) all of the other terms, conditions and limitations in this Escrow Agreement.

2.             Escrow Fund.

(a)           Simultaneously with the execution and delivery of this Escrow Agreement, the Buyer is depositing with the Escrow Agent by wire transfer of immediately available funds the sum of $4.775 million, as determined pursuant to Section 1.10(a) of the Merger Agreement (the “Escrow Deposit”). Upon receipt of the Escrow Deposit, the Escrow Agent will acknowledge receipt of the Escrow Deposit and the Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds

This document contains information that is confidential and the property of JPMorgan Chase Bank, N.A..  It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorized by JPMorgan Chase Bank, N.A..  © JPMorgan Chase Bank, N.A. 2007.  All Rights Reserved.

1

thereof (the “Escrow Fund”) as directed in Section 3. The Escrow Deposit together with any further sums deposited by the Buyer or the Surviving Corporation pursuant to Section 1.6 of the Merger Agreement and any interest earned thereon, is referred to herein as the “Escrow Fund.” The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.

(b)           The Indemnifying Securityholders have agreed in Article VI of the Merger Agreement to indemnify and hold harmless the Buyer from and against specified Damages (as defined in the Merger Agreement). The Escrow Fund shall be security for such indemnity obligation of the Indemnifying Securityholders, subject to the limitations, and in the manner provided, in this Escrow Agreement.

(c)           The respective interests of the Indemnifying Securityholders in the Escrow Fund shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

3.             Investment of Escrow Fund. During the term of this Escrow Agreement, the Escrow Fund may be invested by the Escrow Agent, to the extent permitted by law and as directed by the Indemnification Representative, in any one or more of (a) a JPMorgan Chase Bank, N.A. money market account; (b) a trust account with JPMorgan Chase Bank, N.A.; (c) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof; (d) commercial paper rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa; (e) a money market mutual fund, including without limitation a JPMorgan fund, or any other mutual fund for which the Escrow Agent or any affiliate of the Escrow Agent serves as investment manager, administrator, shareholder servicing agent and/or custodian or subcustodian, notwithstanding that (i) the Escrow Agent or an affiliate of the Escrow Agent receives fees from such funds for services rendered, (ii) the Escrow Agent charges and collects fees for services rendered pursuant to this Escrow Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Escrow Agreement may at times duplicate those provided to such funds by the Escrow Agent or its affiliates; and (f) such other investments as shall be directed in writing by the Parties and as shall be acceptable to the Escrow Agent. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and will be executed through JPMorgan Asset Management (“JPMAM”), the investment management division of the Escrow Agent. Unless otherwise instructed in writing by the Indemnification Representative, the Escrow Agent shall invest the Escrow Fund in selection (b) above.

Subject to principles of best execution, transactions shall be effected on behalf of the Escrow Fund through broker-dealers selected by JPMAM. In this regard, JPMAM seeks to attain the best overall result for the Escrow Fund, taking into consideration quality of service and reliability. An agency fee will be assessed in connection with each transaction. The Escrow Agent shall not have the right to use the Escrow Fund to make payments to itself, other than the agency fees described in the immediately previous sentence and in the fee schedule attached hereto as Schedule 2. The Escrow Agent shall have no liability for any loss sustained as a result

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of any investment in an investment made pursuant to the terms of this contract or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. Receipt, investment and reinvestment of the Escrow Fund shall be confirmed by the Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Parties to the Escrow Agent within 90 calendar days after receipt thereof. Failure to inform the Escrow Agent in writing of any discrepancies in any such account statement within said 90-day period shall conclusively be deemed confirmation of such account statement in its entirety.

4.             Disposition and Termination.

(a)           The Escrow Agent shall disburse the Escrow Fund only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Indemnification Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, or (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Indemnification Representative, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund.

(b)           As soon as practicable on or after March 31, 2008, the Escrow Agent shall distribute to the Indemnifying Securityholders two-fifths of the balance of the Escrow Fund, if any, after deducting (x) all funds disbursed from the Escrow Fund to pay any Party prior to such date, including pursuant to Section 1.5(e) of the Merger Agreement, and (y) the aggregate amount of all Claimed Amounts (as defined in the Merger Agreement) against the Escrow Fund as to which Claim Notices (as defined in the Merger Agreement) have been delivered to the Escrow Agent prior to 5:00 p.m., Central Time, on March 31, 2008. Thereafter, as soon as practicable on or after December 26, 2008, but no later than December 31, 2008, the Escrow Agent shall distribute to the Indemnifying Securityholders all of the Escrow Fund then held in escrow less any Claimed Amount set forth in a Claim Notice received by the Escrow Agent prior to 5:00 p.m., Central Time, on December 26, 2008.

Whenever the Escrow Agent shall make a disbursement to either the Buyer or the Indemnifying Securityholders from the Escrow Fund, it shall supplement the amount otherwise payable with a portion of the interest or other income held in the Escrow Fund, which amount shall be determined by multiplying the total undistributed interest or other income held in the Escrow Fund at the time of the proposed disbursement by a fraction (converted to a percentage), the numerator of which is equal to the amount of the proposed disbursement from the Escrow Fund and the denominator of which is equal to then current balance of the Escrow Fund, less the total undistributed interest or other income held in the Escrow Fund.

Notwithstanding the terms of subsections (a) and (b) of this Section 4, if the Buyer has previously delivered to the Escrow Agent a copy of a Claim Notice prior to 5:00 p.m., Central Time, on December 26, 2008, and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Buyer has previously delivered to the Escrow

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Agent a copy of an Expected Claim Notice (as defined in the Merger Agreement) prior to 5:00 p.m., Central Time, on December 26, 2008, and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date an amount equal to the Claimed Amount covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any funds so retained in escrow shall be disbursed only in accordance with the terms of Section 4(a) hereof.

(c)           Any distribution of all or a portion of the Escrow Fund to the Indemnifying Securityholders shall be made in accordance with the percentages set forth opposite such holders’ respective names on Schedule 1 hereto; provided, however, that such Schedule 1 shall be appropriately revised by the Buyer in the event the Buyer or the Surviving Corporation deposits additional funds with the Escrow Agent pursuant to Section 1.6 of the Merger Agreement following the date of this Escrow Agreement. Distributions to the Indemnifying Securityholders shall be made by mailing checks to such holders at their respective addresses shown on Schedule 1 (or such other address as may be provided in writing to the Escrow Agent by any such holder).

(d)           This Escrow Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Funds in accordance with this Escrow Agreement; provided that the provisions of Sections 6, 8, 10 and 12 shall survive such termination.

5.             The Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was a cause of any loss to either of the Parties. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek

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a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The parties hereto other than the Escrow Agent agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. For the avoidance of doubt, the Escrow Agent shall have no liability with respect to any provisions of this Escrow Agreement which set forth obligations or limitations of liability that the other parties to this Escrow Agreement have to each other, without regard to any action to be taken by or refrained from by the Escrow Agent. The Escrow Agent shall have no obligation to investigate, inquire, examine or assist in any manner whatsoever, the parties’ compliance with the terms of this Escrow Agreement that incorporate by reference provisions of the Merger Agreement that apply to the other parties’ obligations or limitations of liability to each other that do not relate to obligations of the Escrow Agent under this Escrow Agreement.

6.             Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 60 days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Indemnification Representative so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representative, which shall not be unreasonably withheld. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act. the Escrow Agent’s sole responsibility after such 60-day notice period expires shall be to hold the Escrow Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate. If the Parties have failed to appoint a successor escrow agent prior to the expiration of sixty (60) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

7.             Compensation and Reimbursement. The Parties agree jointly and severally to (i) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Escrow Agreement.

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8.             Indemnity. The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from and against any and all loss, liability or expense (including the fees and expenses of outside counsel and experts, and their respective staffs) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (ii) its following any joint instructions or other directions from the Buyer and the Indemnification Representative. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

9.             Account Opening Information/Taxpayer Identification Numbers (“TINs”).

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

For accounts opened in the US:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow it to identify relevant parties.

Indemnification Representative shall provide Escrow Agent on or before the effective date of the Escrow Agreement and at appropriate times thereafter, including prior to any disbursement, a detailed schedule indicating the allocation of such disbursement from the Escrow Deposit between (i) principal, (ii) imputed interest to be reported on IRS Form 1099-INT or 1042S or (iii) Original Issue Discount (“OID”) to be reported on IRS Form 1099-OID, along with the relevant payee tax information, documentation, and proportionate interest thereof. Escrow Agent shall report to the IRS and any other taxing authority as required by law based upon the information so provided, or in the absence of such timely information, to the Securityholders. Escrow Agent shall be entitled to rely on such information provided by Indemnification Representative and shall not be responsible for and shall be indemnified by Seller for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information.

Taxpayer Identification Numbers (“TINs”).

The Buyer, the Indemnification Representative and the Indemnifying Securityholders have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Buyer and Indemnification Representative each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Escrow Agreement.

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To the extent that any portion of the principal amount of the Escrow Deposit represents part or all of the purchase price under the Merger Agreement, Indemnification Representative shall provide all information required for the Escrow Agent to perform tax reporting on IRS Form 1099-B on or prior to each distribution. Unless otherwise directed in a joint written instruction executed by the Buyer and Indemnification Representative, the Escrow Agent shall report to the IRS and as appropriate withhold and remit taxes to the IRS, or to any other taxing authority as required by law, based upon the information or documentation so provided. The Escrow Agent shall be entitled to rely on such information and documentation and shall not be responsible for and shall be indemnified by the Buyer and Indemnification Representative for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information or documentation.

In addition, all interest or other income earned under the Escrow Agreement shall be allocated to the party receiving that portion of the interest or other income earned on the Escrow Fund pursuant to Section 4(b) hereof, and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow by the respective party. Any tax returns required to be filed will be prepared and filed by the party receiving the distributions with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). The Buyer and Indemnification Representative acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Fund or any income earned by the Escrow Fund. Buyer and the Indemnification Representative further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Fund shall be paid by the receiving party of any disbursements from the Escrow Fund. In the absence of written direction from the Buyer and Indemnification Representative, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in this Escrow Agreement. The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

10.           Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(a)           upon delivery if delivered personally or upon confirmed transmittal if by facsimile;

(b)           on the next Business Day (as hereinafter defined) if sent by overnight courier; or

(c)           four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

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If to the Buyer:	Network Engines, Inc.
25 Dan Road
Canton, Massachusetts 02021
Attn: Chief Financial Officer
Fax No.: 781.770.2008

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: Philip P. Rossetti, Esq.
Fax No.: 617.526.5000

If to Indemnification Representative:	Jonathan Shapiro
3501 E. Plano Pkwy.
Plano, TX 75074
Fax No.: 972.633.3499

with a copy to:	Lidji & Dorey
3500 Lincoln Plaza
500 N. Akard St.
Dallas, TX 75201
Attn: Brian M. Lidji, Esq.
Fax No.: 214.774.1212

If to the Escrow Agent:	JPMorgan Chase Bank, N.A.
712 Main Street, 5th Floor South, TX2 S037
Houston, Texas 77002
Attention: Paul Gilliam, Escrow Services
Fax No.: 713.216.6927

In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11.           Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Section 9 above), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the persons designated on Schedule 3 hereto, and the Escrow Agent may rely in good faith upon the confirmation of anyone purporting to be a person so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 3. The Buyer is authorized to certify that the signatories on Schedule 3 appearing under the caption “If to the Buyer” are authorized signatories of the Buyer. The Indemnification Representative is authorized to certify that the signatories on Schedule 3 appearing under the caption “If to the Indemnification

8

Representative” are authorized signatories of the Buyer. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 3, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any either or both of the Buyer’s Chief Executive Officer and Chief Financial Officer. Each such person shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Buyer or the Indemnification Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable. The Buyer and the Indemnification Representative each agree that repetitive or standing settlement instructions will be effective as their respective funds transfer instructions, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided herein or such other security procedure that the Escrow Agent and such party may agree to.

12.           Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 6, without the prior consent of the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Texas. Each party hereto irrevocably waives any objection on the grounds of venue, inconvenient forum or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Texas. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

13.           Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court

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order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

Buyer Tax Certification: Taxpayer Identification Number (TIN):                             Date:

Name & Address:

Customer is a (check one):

☐ Corporation	☐ Partnership
☐ Individual/sole proprietor	☐ Trust	☐ Other

Taxpayer is (check if applicable):

☐ Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)         the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)         it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)         the entity is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

THE BUYER

NETWORK ENGINES, INC.

Signature:

Printed Name:

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Indemnification Representative Tax Certification: Taxpayer Identification Number (TIN):                             Date:

Name & Address:

The Indemnification Representative is a (check one):

☐ Corporation	☐ Partnership
☐ Individual/sole proprietor	☐ Trust	☐ Other

The Indemnification Representative is (check if applicable):

☐ Exempt from backup withholding

Under the penalties of perjury, the Buyer  certifies that:

(1)         the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)         it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)         it is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

THE INDEMNIFICATION REPRESENTATIVE

Signature:

Printed Name: Jonathan Shapiro

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JPMORGAN CHASE BANK, N.A.

as Escrow Agent

By:

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EXHIBIT A

Schedule 1

Indemnifying Securityholders	Address	Percentage

Schedule 2

Escrow Agent’s Compensation:

Schedule 3

Telephone Number(s) and signature(s) for

Person(s) Designated to give and confirm Funds Transfer Instructions

If to the Buyer:

Name	Telephone Number	Signature

1.

2.

3.

If to the Indemnification Representative:

Name		Telephone Number	Signature

1.	Jonathan Shapiro

2.

3.

Telephone call backs shall be made to both Buyer and Indemnification Representative if joint instructions are required pursuant to the  Escrow Agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

This document contains information that is confidential and the property of JPMorgan Chase Bank, N.A..  It may not be copied, published or used, in whole or in part, for any purpose other than as expressly authorized by JPMorgan Chase Bank, N.A..  © JPMorgan Chase Bank, N.A. 2007.  All Rights Reserved.

EXHIBIT B

ALLIANCE SYSTEMS, INC. LETTER OF TRANSMITTAL

This Letter of Transmittal should be used to accompany Alliance Systems, Inc. (“Alliance”) certificates representing shares of its common stock in connection with the merger (the “Merger”) among Alliance, Network Engines, Inc. (“Buyer”) and Nautilus Acquisition Corp. pursuant to the Agreement and Plan of Merger dated October 9, 2007 (the “Merger Agreement”).

Pursuant to the Merger Agreement, each share of Alliance common stock will be exchanged for approximately $1.00 per share, subject to being adjusted as provided in the Merger Agreement, payable 75% in cash and 25% in unregistered shares of Buyer’s common stock (the number of shares to be received for each share of Alliance’s common stock shall be determined based on the trailing 20-day sales price per share of Buyer’s common stock measured from the second trading day prior to closing in accordance with the terms of the Merger Agreement) (collectively the “Merger Consideration”). To receive your share of the Merger Consideration, this Letter of Transmittal should be completed, signed and delivered, together with your Alliance stock certificates, to:

ALLIANCE SYSTEMS, INC.

Attn: David Moore

3501 E. Plano Parkway

Plano, TX  75074

SHAREHOLDER INFORMATION’	BOX # 1

Name & Address of Shareholder(s)	Print Address Corrections here if necessary
[Shareholder Name] [Shareholder Address]

You, the stockholder(s) named in Box #1 above, are receiving this Letter of Transmittal in connection with the Merger in order to exchange your Alliance shares for the Merger Consideration. Each outstanding share of Alliance common stock has automatically been converted into the right to receive the Merger Consideration, without interest. This Letter of Transmittal must accompany your certificates representing shares of Alliance common stock held by you in order for you to receive the Merger Consideration applicable to your shares.

ALLIANCE STOCK CERTIFICATES BEING DELIVERED	BOX # 2

Instructions: If Box # 2A shows certificates and shares which are not delivered with this Letter of Transmittal, please strike through the incorrect information and list in Box #2B the certificates and shares which do accompany this Letter of Transmittal.

Box # 2A		Box # 2B
Alliance’s stock records show you hold the following certificates; please cross through any that are not being returned with this Letter of Transmittal.		Fill in certificate numbers and shares for any certificates being sent but not listed in Box #2A.
Certificate #	(Number of Shares)	Certificate #	Number of Shares
No.	( shares)

Total Shares:		Total Shares:

SIGNING THIS LETTER OF TRANSMITTAL

By completing and signing below and pursuant to and subject to the terms of Merger Agreement, you hereby surrender the certificates representing shares of Alliance common stock and hereby irrevocably constitute David Moore as attorney in fact to transfer the said stock on the books of Alliance. By signing below, you represent and warrant you have the full power and authority to surrender the shares and the investor representations on the reverse side of this form are true and correct. You agree, upon request, execute and deliver any additional documents as may be deemed necessary or desirable by Alliance or Buyer, to complete the surrender of the shares in exchange for the Merger Consideration. Alliance or the Buyer will issue a check or initiate a wire transfer, as the case may be, for the cash portion of the Merger Consideration in the name(s) of the stockholder and at the address indicated in Box #1. Additionally, Buyer’s transfer agent will issue a stock certificate of Buyer for the stock portion of the Merger Consideration in the name(s) of the stockholder and at the address indicated in Box #1.

SIGNATURE(S), TAX ID & DATE	BOX # 3

For Transmitting Stock Certificates, signing the Substitute W-9 & making the

Investor Representations on the Reverse of this Form

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding contained on the reverse.	(Required only if shares are jointly owned)

#	#
(Signature of Stockholder as name appears in Box #1)	(Signature of joint owner named above, if any)

Taxpayer ID #:	Taxpayer ID #:
(Social Security # or Employer ID #)	(Social Security # or Employer ID #)

Date: October , 2007	Date: October , 2007

E Complete Box # 3 and Return this Form with your Alliance Stock Certificate(s) to Alliance.

See Important Instructions on the Reverse

Instructions

Delivery of Letter of Transmittal and Certificates. A properly completed and signed Letter of Transmittal and the stock certificate(s) must be received by Alliance at the address set forth on the front page of this Letter of Transmittal before payment for the shares can be made.

E                Important: The delivery of this Letter of Transmittal and certificates is at your option and risk. If certificates are sent by mail, registered mail with return receipt requested, is recommended.

Substitute Form W-9. You are required to provide Alliance with a correct taxpayer identification number on Substitute Form W-9, which is provided below. To avoid backup withholding at the rate of 28% on payments of the Merger Consideration that are made to a stockholder, you are required to notify Alliance of your correct taxpayer identification number by completing the Substitute Form W-9, which is included in this Letter of Transmittal, certifying that the taxpayer identification number provided on Substitute Form W-9 is correct and that (1) you have not been notified by the Internal Revenue Service that you are subject to federal income tax backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to federal income tax backup withholding.

SUBSTITUTE Form W-9	In Box # 3 on the front of this Letter of Transmittal, please provide your Taxpayer ID Number, the date of signature, and your signature to certify the following:

CERTIFICATION — UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT:

(1) the number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me),

(2) I am not subject to backup withholding either because: (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3) I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

è You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature included in Box #3                                                                             Date included in Box #3

PRIVACY ACT NOTICES.—Section 6109 of the Internal Revenue Code requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply. FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Foreign Holders should complete the appropriate Form W-8. If you require this Form, please contact Alliance.

Investor Representations:

(1)  I have good and marketable title, free and clear of any and all liens or security interests, to all of the shares of capital stock of the Company surrendered by the undersigned to the Buyer pursuant to the Merger contemplated by the Merger Agreement, and have the full right, power and authority to surrender such shares to the Buyer pursuant to such Merger;

(2)  I am acquiring the shares of Buyer for my own account for investment only, and not with a view to, or for sale in connection with, any distribution of the shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act;

(3)  I have had adequate opportunity to obtain from representatives of the Buyer such information about the Buyer as is necessary for the undersigned to evaluate the merits and risks of its acquisition of the shares of Buyer and have sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of the Buyer’s shares and to make an informed investment decision with respect to such acquisition;

(4)  I understand the shares of Buyer have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; and such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

(5)  I understand a legend substantially in the following form will be placed on the certificate(s) representing the shares:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

Signature included in Box #3                                                                             Date included in Box #3